EXHIBIT 99.1

700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: 713 225-6475 TELEPHONE: 713 570-3200
PRESS RELEASE
Pioneer Sets Date for Special Stockholders Meeting
     Houston, Texas (July 17, 2007) — Pioneer Companies, Inc. (NASDAQ: PONR) announced today that it has scheduled a special meeting of its stockholders to vote on the adoption of the Agreement and Plan of Merger, dated as of May 20, 2007, by and among Pioneer, Olin Corporation (“Olin”) and Princeton Merger Corp. (“Merger Sub”) pursuant to which Merger Sub will merge with and into Pioneer, with Pioneer continuing as the surviving corporation and becoming a wholly owned subsidiary of Olin. The special meeting is scheduled to be held on Tuesday, August 28, 2007 at 10:00 a.m., Central Time, at the offices of Pioneer located at 700 Louisiana Street, Suite 4300, Houston, Texas.
     Stockholders of record of Pioneer common stock as of the close of business on Monday, July 23, 2007, the record date for the special meeting, will be entitled to vote at the meeting. Completion of the transaction is subject to the affirmative vote of holders of at least a majority of Pioneer’s outstanding common stock as of the record date and other customary closing conditions.
     Pioneer Companies, Inc., based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.
Additional Information
     Pioneer has filed with the SEC a preliminary proxy statement and other related documents regarding the proposed transaction described in this communication. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER RELATED DOCUMENTS (INCLUDING THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE) BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT PIONEER, THE PROPOSED TRANSACTION AND RELATED MATTERS. A definitive proxy statement will be sent to security holders of Pioneer seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Pioneer. Investors may obtain the proxy statement and the other related documents and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of the proxy statement may be obtained free of charge by directing a request to Pioneer Corporate Office, 700 Louisiana Street, Suite 4300, Houston Texas, 77002, (713) 570-3200 (phone), (713) 225-6475 (fax), Attention: Gary Pittman.

     Pioneer, its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Such persons may have interests in the proposed transaction, including as a result of holding options or shares of Pioneer stock. Olin Corporation may also be deemed a participant in such solicitation by virtue of its execution of the merger agreement. Information regarding Pioneer’s directors and executive officers is available in the proxy statement filed with the SEC by Pioneer on April 19, 2007. Information regarding Olin’s directors and executive officers is available in the proxy statement filed with the SEC by Olin on March 2, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary proxy statement and other relevant materials filed with the SEC by Pioneer.

Contact:	Gary Pittman
(713) 570-3200